EXHIBIT (l)(1)

                               PURCHASE AGREEMENT


         Purchase  Agreement  dated  as of June  18th,  1999  between  Mackenzie
Solutions,   a  business  trust  organized  under  the  laws  of  the  State  of
Massachusetts (the "Trust") on behalf of International Solutions I - Conservative Growth, International Solutions II - Balanced Growth, International Solutions III - Moderate Growth, International Solutions IV - Long-Term Growth and International Solutions V - Aggressive Growth (each a series of the Trust and referred herein as a "Fund"), and Mackenzie Investment Management Inc.
("MIMI"), a corporation organized under the laws of The Commonwealth of Massachusetts.

         WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust proposes to issue and sell shares of the Funds' beneficial interest, no par value per share, to the public pursuant to a Registration Statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities;

         NOW, THEREFORE, the Trust and MIMI agree as follows:

1. The Trust on behalf of the Funds offers to sell to MIMI, and MIMI agrees to purchase from each Fund, such number of shares of beneficial interest in each of the five classes of shares offered by the respective Fund (the "Shares") as specified in the attached allocation schedule ("Schedule A"), on a date to be specified by the Trust, prior to the effective date of the Registration Statement.

2. MIMI represents and warrants to the Trust that MIMI is acquiring the Shares for investment purposes only and not with a view to resale or further distribution.

3. MIMI's right under this Purchase Agreement to purchase the Shares is not assignable.

         IN WITNESS WHEREOF, the Trust and MIMI have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

                                            MACKENZIE INVESTMENT MANAGEMENT INC.



                                            By:      /s/ MICHAEL G. LANDRY

                                                   Michael G. Landry, President

MACKENZIE SOLUTIONS on behalf of International Solutions I - Conservative Growth, International Solutions II - Balanced Growth, International Solutions III - Moderate Growth, International Solutions IV - Long-Term Growth and International Solutions V - Aggressive Growth


                                            By:      /s/ KEITH J. CARLSON

                                                     Keith J. Carlson, President


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                                   SCHEDULE A



Fund                                               Value of Beneficial Interest

International Solutions I - Conservative Growth    $100,000 ($20,000 per Class)
International Solutions II - Balanced Growth       $100,000 ($20,000 per Class)
International Solutions III - Moderate Growth $100,000 ($20,000 per Class) International Solutions IV - Long-Term Growth $100,000 ($20,000 per Class) International Solutions V - Aggressive Growth $100,000 ($20,000 per Class)
---------------------------------------------      ----------------------------
TOTAL:                                             $500,000